Exhibit (j)



                 Consent of Independent Registered Public Accounting Firm

We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" in the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated August 27, 2018 with respect to the financial statements of AB Sustainable International Thematic Fund, Inc., for the fiscal year ended June 30, 2018, which is incorporated by reference in this Post-Effective Amendment No. 45 to the Registration Statement (Form N-1A No. 33-76598) of AB Sustainable International Thematic Fund, Inc.

                                                        /s/ ERNST & YOUNG LLP



New York, New York
October 25, 2018